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                                                                       EXHIBIT 5

                  Opinion of Whiteford, Taylor & Preston L.L.P.

                                  June 12, 2003

KH Funding Company
10801 Lockwood Drive, Suite 370
Silver Spring, MD 20910

          Re:  KH Funding Company Registration Statement on Form SB-2

Gentlemen:

     We have acted as counsel to KH Funding Company (the "Company") in connection with the Registration Statement on Form SB-2 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale by the Company of up to $30,000,000 aggregate principal amount of Series 3 Senior Secured Investment Debt Securities (the "Series 3 Notes") and up to $10,000,000 of Series 4 Subordinated Unsecured Investment Debt Securities (the "Series 4 Notes" and together with the Series 3 Notes, the "Notes"). The Notes will be issued pursuant to an Indenture to be tentered into between the Company and Wells Fargo Bank Minnesota, National Association, as Trustee. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-B.

     In rendering this opinion, we have examined only the following documents:
(i) the Company's Amended and Restated Articles of Incorporation and Bylaws;
(ii) the Indenture; (iii) resolutions adopted by the Board of Directors relating to the Notes; (iv) the Company's minute book and stock records books since the date of its incorporation; and (v) the Registration Statement. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Maryland.

     Based upon and subject to the foregoing, we are of the opinion that the Notes are binding obligations of the Company and, when issued by the Company in accordance with the Indenture, will be legally issued, fully paid and non-assessable.

     The opinion expressed in the preceding paragraph is also subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive

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KH Funding Company
June   , 2003
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Page 2

relief; (b) no opinion is rendered as to the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws or equitable principles affecting creditors' rights or remedies; and (c) no opinion is rendered as to the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights and remedies.

     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus, which is part of the Registration Statement.

                                          Sincerely,


                                          /s/ Whiteford, Taylor & Preston L.L.P.
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                                          By: /s/ George S. Lawler
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                                                  George S. Lawler, Partner